The New Brunswick Economy: 2010 in Review

New Nouveau Brunswick

The New Brunswick Economy: 2010 in Review

Published by:
Department of Finance
Province of New Brunswick
P.O. Box 6000
Fredericton, New Brunswick
E3B 5H1
Canada

Internet: www.gnb.ca/0024/index-e.asp

June 2011

Cover:
Communications New Brunswick (CNB 7966)

Translation:
Translation Bureau, Supply and Services

ISBN 978-1-55396-338-7

Think Recycling!

Table of Contents

Page

Overview 5
2010 Statistical Summary 6

International Economy 7
World Economy Bounces Back 8
Global Trade Improving 8
International Investment on the Mend 9
Debt Fears Threaten Recovery 9

Canadian Economy 10
Canada Economic Indicators 11
Canadian Economy Rebounds 12
Goods-Producing Sector Leads Growth 12
Canada's Labour Market Recuperates 13
Most Provinces Report Employment Gains 13

New Brunswick Economy – 2010 Review 14
New Brunswick Economic Indicators 15
New Brunswick GDP Reaches Four-Year High 16
Exports Rebound 16
Inflation Climbs 17
Migration Activity Encouraging 17
Population Continues to Age 18
Employment Deteriorates 18
Industries Experience Setbacks 19
Unemployment a Challenge 19
Capital Region Thrives 20
Wages and Salaries Improves 20
Weekly Earnings Growth Slows 21
Retail Trade Exceeds $10.5 Billion 21
Manufacturing Sales Recover 22
Wood Product Sales Accelerate 22
Housing Starts Active 23
Capital Investment Continues to Decline 23
Mining Production Picks Up 24
Farm Cash Receipts Fall 24
Transportation Strengthens 25
ICT Challenged 25

New Brunswick Annual Indicators 26

Major Investment Projects 27

Maps of New Brunswick 29

NOTE: Unless sourced otherwise, the analysis contained in this document is based on Statistics Canada data available as of April 29, 2011; historically comparable data series are used. Numbers may not add due to rounding.

Data will be updated on the Department of Finance website at: http://www.gnb.ca/0024/index-e.asp

Overview

- The global economy recovered from the sharp recession in 2010 thanks to robust growth in emerging economies and a rebound in global trade. Government spending contributed heavily to global growth as private sector investment remained weak relative to previous recoveries.

- Uncertainty with regards to the sovereign debt crisis and its impact on the stability of the banking sector limited growth in developed economies in 2010. Nowhere was this more evident than in Europe where Greece and Ireland were beneficiaries of substantial bailout packages from the International Monetary Fund (IMF) and the European Union (EU).

- The US economy rebounded at a faster rate than anticipated due largely to a second round of quantitative easing. However, the labour market struggled in 2010 and has yet to benefit from improved economic activity as employment levels remain well below pre-recession levels.

- The Canadian economy posted solid growth in 2010 led by a strong rebound in employment and healthy performances in housing starts and personal consumption. Similar to other developed countries, the Canadian economy received a substantial contribution from public sector spending and investment through continued stimulus projects.

- Renewed economic strength in Canada and south of the border helped pull New Brunswick out of recession in 2010. While most economic indicators for the province ended the year well above 2009 levels, the bulk of the recovery seems to have occurred during the first half of the year. The Department of Finance estimates that real Gross Domestic Product (GDP) growth reached 2.0% in 2010, resulting from strong performances in the manufacturing and export sectors.

2010 Statistical Summary

2010 Statistical Summary Growth Rates[1]		
	N.B.	Canada
	(2009 to 2010)	
Output *		
Gross Domestic Product (GDP)	4.0	6.2
GDP (real)	2.0	3.1
Population and Labour Force		
Total Population (July 1)	0.3	1.2
Labour Force	-0.4	1.1
Employment	-0.9	1.4
Unemployment Rate (%)	9.3	8.0
Participation Rate (%)	63.6	67.0
Indicators		
Foreign Exports	27.9	11.9
Retail Trade	4.9	5.5
Farm Cash Receipts	-1.8	-1.7
Housing Starts	16.5	27.4
Manufacturing Sales	21.2	8.9
Sawn Lumber Production	23.3	17.8
Mining Production	4.9	36.2
Consumer Price Index	2.1	1.8

[1] Per cent change unless otherwise indicated.
* Provincial figures are NB Finance estimates.

Sources: Statistics Canada and Natural Resources Canada.

International Economy

- Led by strong economic activity in emerging economies, the world economy came out of recession in 2010 and grew by 5.0% according to the IMF. Growth of 7.1% in emerging economies outperformed more modest growth of 3.0% in advanced economies.
- World trade is on the mend following a very difficult year. According to the IMF, world trade volumes grew by 12.0% in 2010, more than offsetting losses in 2009.
- Countries such as China and India were the primary contributors to growth among emerging economies, while government stimulus measures and the stronger than expected US economy supported growth in advanced economies.
- Growth in developed countries was weak relative to previous recoveries and was reliant on public spending. The sovereign debt crisis in Europe exerted downward pressure on economic growth in 2010. Ireland and Greece each received bailout packages in excess of $120 billion from the European Union and IMF in order to provide stability to the banking system and prevent malaise from spreading. Portugal and Spain teetered on the edge of requiring bailouts for much of the year. Germany was the lone bright spot following a very strong first half of the year.
- The US economy is estimated to have grown by 2.8% in 2010, supported primarily by moderate gains in consumer expenditures and government gross fixed capital formation – which resulted from the massive stimulus package implemented to combat the recession. The trade sector in the US continued to act as a drag on economic growth in 2010 as modest export growth was overshadowed by stronger growth in imports. Housing starts in the US ended the year near the all-time low set in 2009.
- The US labour market recovered only a small fraction of the jobs lost during the recession. Over the two year period between December 2007 and December 2009, the US labour market lost over 8 million jobs. Since then, almost 1 million jobs have been recovered. The unemployment rate ended 2010 far above historical levels and would have been higher if not for discouraged workers withdrawing from the workforce.

World Economy Bounces Back

The global economy rebounded in 2010. China and India were the growth engines among developed countries with the world economy accelerating 5.0% for the year.

The global recovery was uneven as debt issues continued to limit growth in Europe, while continued weakness in the US labour and housing markets resulted in the need for further stimulus measures.



Real GDP - International
2009
2010
12
8
4
0
-4
-8
% Change
5.0
-0.6
2.8
-2.6
1.8
-4.1
4.3
-6.3
9.2
10.3
5.7
9.7
World
U.S.
Euro
Japan
China
India
Source: International Monetary Fund

Global Trade Improving

As the world emerged from recession, the volume of global trade improved. After posting a double-digit decline in 2009, world trade rebounded in 2010 and returned to levels prior to the economic slowdown.

Rapid growth in emerging economies and increased commodity demand contributed to the gains made in 2010.



World Trade Volume
15
10
5
0
-5
-10
-15
% Change
8.9
7.4
2.9
-10.7
12.0
2006
2007
2008
2009
2010
Source: International Monetary Fund

International Investment on the Mend

Supported by government stimulus measures and a more active private sector, global investment as a percentage of GDP reached 22.6% in 2010.

Despite the improvement over 2009 levels, investment remained below pre-recession levels, reflecting the uneven recovery around the world with emerging economies leading the way and the advanced economies lagging behind.

International Investment


24
23
22
21
20
% of GDP
23.2
23.7
23.7
21.6
22.6
2006
2007
2008
2009
2010

Source: International Monetary Fund

Debt Fears Threaten Recovery

Sovereign debt concerns in Europe jeopardized the global recovery in 2010. Unsustainable debt levels in Greece and Ireland pushed interest rates up and resulted in bailouts being provided by the European Union and the IMF.

Furthermore, sovereign debt concerns threatened to spread as Portugal and Spain teetered on default throughout the year.

Long-term Interest Rates (2010)


14
12
10
8
6
4
2
0
Per Cent
Greece
Ireland
Portugal
Spain
Germany
J
F
M
A
M
J
J
A
S
O
N
D

Source: OECD

Canadian Economy

- The Canadian economy emerged from the recession expanding by 3.1% in 2010 compared to the 2.5% decline in real GDP recorded in 2009. Resource-based provinces such as Newfoundland and Labrador, Alberta, Saskatchewan and British Columbia drove the recovery. The Maritime provinces contributed to the expansion but posted growth well below the national average.

- Renewed economic activity south of the border offset a strong Canadian dollar and exports grew in 2010. However, inexpensive foreign goods and a healthy appetite among Canadian producers to invest in productivity led to a greater increase in imports, causing net trade to be a drag on economic growth.

- Demand for US durable goods provided a solid boost to Canadian manufacturers in 2010 as manufacturing sales increased by 8.9% from 2009.

- Canada regained nearly all of the jobs lost during the recession adding nearly 228,000 jobs in 2010. The unemployment rate averaged 8.0%, down from 8.3% in 2009.

- Central to the economic recovery in 2010 were two main contributors to growth, housing and personal expenditures. Increased affordability together with pent-up demand following a difficult year in the housing market played a major role in residential construction's increased contribution. At the same time, a rebound in the country's labour force along with income growth and low interest rates solidified gains in personal consumption.

- Although not sufficient to recoup losses incurred in 2009, corporate profits showed significant improvement and increased 18.4% in 2010. Healthy income gains were also evident as wages and salaries grew by 4.0%.

- In an attempt to support the economic recovery and adhere to its mandate of keeping inflation within the 1-3% range, the Bank of Canada maintained its target for the overnight rate at 0.5% for the first half of the year before raising it by 25 basis points on three different occasions in the second half of the year.

- Inflation ended 2010 near the historical average of 2% with the consumer price index (CPI) rising 1.8%. The Canadian dollar finished the year near parity with the US currency.

Canada Economic Indicators Growth Rates[1], 2006 to 2010					
	2006	**2007**	**2008**	**2009**	**2010**
Economic Accounts					
Gross Domestic Product (GDP)	5.6	5.5	4.6	-4.5	6.2
Personal Expenditures	5.6	6.2	4.6	0.9	4.8
Government Current Expenditures	6.8	5.8	7.1	6.2	5.6
Gross Fixed Capital Formation	10.9	7.0	5.0	-9.9	8.6
GDP (real)	2.8	2.2	0.5	-2.5	3.1
Income					
Personal Income	6.9	6.1	4.3	0.3	..
Labour Income	6.9	5.6	4.3	0.1	4.0
Corporate Profits Before Taxes	5.7	1.9	8.0	-32.3	18.4
Population and Labour Market					
Total Population (July 1)	1.0	1.1	1.2	1.2	1.2
Labour Force	1.3	2.1	1.8	0.7	1.1
Employment	1.8	2.4	1.7	-1.6	1.4
Unemployment Rate (%)	6.3	6.0	6.1	8.3	8.0
Participation Rate (%)	67.0	67.4	67.7	67.1	67.0
Other					
Consumer Price Index	2.0	2.2	2.3	0.3	1.8
Housing Starts	0.8	0.4	-7.6	-29.4	27.4

[1] Per cent change unless otherwise indicated.
.. Figures not available.

Source: Statistics Canada.

Canadian Economy Rebounds

The Canadian economy expanded by 3.1% in 2010 following a contraction the previous year.

Increased personal consumption combined with stimulus spending by governments across the country, sparked recovery during the year.



Real GDP - Canada
% Change
4
2
0
-2
-4
2.8
2.2
0.5
-2.5
3.1
2006
2007
2008
2009
2010
Source: Statistics Canada

Goods-Producing Sector Leads Growth

A return to growth in Canada was led by the goods-producing sector in 2010. Trade dependent industries such as manufacturing and mining and oil and gas extraction benefited from increased global demand.

The Canadian consumer also helped support higher levels of construction and wholesale and retail trade.



Real GDP (2010) - Canada
Top 5
Construction 6.6
Manufacturing 5.7
Wholesale Trade 5.3
Mining & Oil & Gas Extraction 4.8
Transportation & Warehousing 4.3
Lowest 5
Arts, Entertainment & Recreation 0.9
Information & Cultural Industries 0.7
Professional, Scientific & Technical Serv. 0.6
Agriculture, Forestry, Fishing & Hunting 0.3
Utilities -0.2
-1 0 1 2 3 4 5 6 7
% Change
Source: Statistics Canada

Canada's Labour Market Recuperates

Canada recouped almost all of the jobs lost during the recession as employment rose by 1.4% in 2010 and added 227,900 jobs to the economy.

The national unemployment rate fell 0.3 percentage points to 8.0% yet remains well above pre-recession levels.



Labour Market - Canada
Millions
Per Cent
Employment
Unemployment Rate
18
16
14
12
10
8
9
8
7
6
5
4
2000
2002
2004
2006
2008
2010
Source: Statistics Canada

Most Provinces Report Employment Gains

Job gains across much of the country were evident in 2010, with many provinces returning to pre-recession levels.

With the exception of New Brunswick and Alberta, all provinces reported employment growth. Ontario (+108,000), Quebec (+66,700) and British Columbia (+38,600) contributed the majority of gains.



Change in Employment (2010)
% Change
4
3
2
1
0
-1
-2
3.3
2.9
1.9
1.7
1.7
1.7
0.9
0.2
-0.4
-0.9
Canada 1.4
NL
PEI
Man.
BC
Ont.
Que.
Sask.
NS
Alta.
NB
Source: Statistics Canada

New Brunswick Economy – 2010 Review

- A strong rebound in exports and manufacturing led the province out of recession in 2010. Higher energy prices, production from the Canaport LNG terminal and a solid resurgence in potash exports contributed to the improvement. The Department of Finance estimates real economic growth increased 2.0% in 2010 due to stronger than anticipated growth in exports.
- The forestry sector performed better than it has in years, with forestry exports jumping considerably in the latter half of 2010. Wood product manufacturing recovered strongly from the recession and surpassed 2008 sales levels, while sawn lumber production was up in excess of 20% for the year.
- Although the province led the country in export and manufacturing sales growth, it lagged in other areas. New Brunswick was one of only two provinces to show job losses in 2010, while growth in average weekly earnings and retail sales failed to keep pace with the rest of the country.
- While the employment situation was bleak in 2010, personal expenditures were a bright spot as modest income gains and low interest rates prevented job losses from constraining consumption. Retail sales were up from the previous year despite growth slowing significantly in the latter half of 2010.
- Residential construction rebounded from a weak year due to a considerable increase in housing starts. A 48.7% jump in multiple housing starts in 2010 provided momentum as single-detached housing starts posted a slight decline. On average, housing prices were up 1.5% for the year.
- A modest increase in non-residential investment was supported by public capital spending in 2010 as the private sector held back following the economic downturn. Public sector investment was up 24.5% thanks to several stimulus projects around the province. Private sector investment declined 10.4% but cushioning the blow to a certain extent was the continued refurbishment of the Point Lepreau nuclear generating station and the expansion of the potash mine near Sussex.
- Increased spending domestically and throughout the world exerted upward pressure on prices, returning inflation to pre-recession levels. Excluding energy costs, however, price growth was a more limited 1.5%.

New Brunswick Economy – 2010 Review (continued)

New Brunswick Economic Indicators
Growth Rates[1], 2006 to 2010

	2006	2007	2008	2009	2010
Economic Accounts *					
Gross Domestic Product (GDP)	4.6	4.6	1.2	0.4	4.0
Personal Expenditures	5.0	6.1	4.9	1.8	5.0
Government Current Expenditures	5.0	4.9	7.5	6.4	6.1
Gross Fixed Capital Formation	21.0	11.6	2.4	-9.2	9.1
GDP (real)	2.4	1.1	-0.2	-0.3	2.0
Income					
Personal Income *	4.0	5.3	5.3	2.5	3.7
Labour Income	4.0	5.9	6.7	2.6	2.4
Corporate Profits Before Taxes *	16.5	1.7	-33.1	-10.9	11.8
Population and Labour Market					
Total Population (July 1)	-0.3	0.0	0.2	0.3	0.3
Labour Force	0.0	0.6	1.7	0.4	-0.4
Employment	1.0	1.9	0.6	0.1	-0.9
Unemployment Rate (%)	8.7	7.5	8.5	8.8	9.3
Participation Rate (%)	63.3	63.5	64.3	64.2	63.6
Other					
Consumer Price Index	1.7	1.9	1.7	0.3	2.1
Housing Starts	3.2	3.8	0.8	-17.6	16.5

[1] Per cent change unless otherwise indicated.
* NB Finance estimates for 2010.

Source: Statistics Canada.

New Brunswick GDP Reaches Four-Year High

Led by healthy gains in mining, manufacturing and exports, the New Brunswick economy returned to growth in 2010.

Private sector forecasters estimated real GDP growth in the 1.9% to 2.4% range, with an average of 2.2%.

By comparison, the Department of Finance estimated growth of 2.0%.



Real GDP - N.B.
3
2
1
0
-1
% Change
2.4
1.1
-0.2
-0.3
2.4
1.9
2006
2007
2008
2009
2010*
Sources: Statistics Canada
* Range of private sector forecasts

Exports Rebound

Foreign exports of goods from New Brunswick rebounded in 2010, climbing 27.9%. Increases in energy products, industrial goods and forestry products had the largest impact on the $12.7 billion total.

The majority of the province's merchandise exports are destined for US markets (87.8%), followed by the Netherlands (1.6%) and Brazil (1.0%).



Exports
Canada
N.B.
30
20
10
0
-10
-20
-30
% Change
0.7
-2.8
2.1
7.8
8.4
14.5
-26.5
-22.7
11.9
27.9
2006
2007
2008
2009
2010
Source: Statistics Canada

Inflation Climbs

Consumer prices in New Brunswick rose by 2.1% in 2010, the highest rate since 2005. Nationally, prices were up 1.8%, much faster than the 0.3% growth rate in 2009.

Seven of the eight major components of the provincial CPI reported increases with only clothing and footwear posting a decline (-1.6%). Prices rebounded in the transportation (+4.6%) and shelter components (+1.6%) after falling in 2009.



Consumer Price Index (CPI)
Canada
N.B.
% Change
3
2
1
0
2.0
1.7
2.2
1.9
2.3
1.7
0.3
0.3
1.8
2.1
2006
2007
2008
2009
2010
Source: Statistics Canada

Migration Activity Encouraging

As of July 1, 2010, New Brunswick's population was estimated at 751,755, a 0.3% increase from July 1, 2009.

Net interprovincial migration was pushed into positive territory (+722) for the first time since 1990-1991. Net international migration remained strong in 2009-2010 thanks to a solid number of immigrants.

The natural increase (births minus deaths) continued to deteriorate.



Elements of Population Growth - N.B.
8,000
6,000
4,000
2,000
0
-2,000
-4,000
Total Growth
Natural Increase
Net Migration
1989-90
1994-95
1999-00
2004-05
2009-10
Source: Statistics Canada
Year Ending June 30

Population Continues to Age

For the second consecutive year, seniors outnumbered children. In 2010, seniors in New Brunswick aged 65+ accounted for 15.8% of the population, while children 0-14 years made up 15.1%.

The share of people aged 15-34 years declined to 24.9% in 2010 from 33.4% in 1990.

Fuelled by the baby boomers, persons 35-64 years of age increased their share to 44.2% in 2010.

The median age in New Brunswick was 42.7 years in 2010, 3.0 years older than the national average of 39.7 years.


Population by Age Groups - N.B.
1990
2000
2010
25
20
15
10
5
0
Per Cent
0-14
15-24
25-34
35-49
50-64
65+
Years
Source: Statistics Canada

Employment Deteriorates

New Brunswick was one of two provinces (Alberta was the other) to report job loss in 2010. Employment fell to 356,100, a 0.9% drop from 2009. Nationally, employment increased 1.4%.

Both full-time and part-time employment suffered job losses, with the number of workers employed full-time declining by 600 (-0.2%) and those employed part-time dropping by 2,900 (-5.1%).


Change in Employment Activity - N.B.
Full-Time
Part-Time
8
6
4
2
0
-2
-4
Thousands
3.6
-0.2
6.3
0.5
2.7
-0.7
-0.2
0.7
-0.6
-2.9
2006
2007
2008
2009
2010
Source: Statistics Canada

Industries Experience Setbacks

Employment declines were spread across the goods-producing sector and the service sector.

Sizeable losses occurred in business, building and other support services (-2,400), accommodation and food services (-1,900), public administration (-1,600) and manufacturing (-1,600).

Respectable gains were evident in construction (+2,100), trade (+1,900) and other services (+1,600).


Change in Employment by Sector - N.B.
Goods-Producing Sector
Service-Producing Sector
Thousands
10
5
0
-5
1.1
2.2
5.3
1.5
-1.6
3.6
0.9
-0.5
-0.8
-2.6
2006
2007
2008
2009
2010
Source: Statistics Canada

Unemployment a Challenge

Declining employment triggered a noticeable increase in New Brunswick's unemployment rate, which rose to 9.3% in 2010 from 8.8% in 2009. The unemployment rate for men remained in double-digits for a third consecutive year, climbing to 10.8% in 2010; the rate for women increased to 7.6%.

Canada's unemployment rate fell to 8.0% in 2010, down 0.3 percentage points from 2009.


Unemployment Rate - N.B.
Both Sexes
Male
Female
Per Cent
20
18
16
14
12
10
8
6
4
1985
1990
1995
2000
2005
2010
Source: Statistics Canada

Capital Region Thrives

Fredericton-Oromocto was the only region to experience an increase in employment, up 2,900. The remaining four regions posted declines. Saint John-St. Stephen suffered the highest job loss (-3,100) following four years of gains.

The unemployment rates deteriorated from the previous year in three of the five regions; Saint John-St. Stephen posted the largest increase.

The unemployment rates improved in both Fredericton-Oromocto and Edmundston-Woodstock.


Regional Employment - N.B.
2009
2010
Thousands
110
90
70
50
30
61.8
59.4
104.1
103.6
88.6
85.5
67.0
69.9
38.0
37.7
Campbellton - Miramichi
Moncton - Richibucto
Saint John - St. Stephen
Fredericton - Oromocto
Edmundston - Woodstock
Source: Statistics Canada

Wages and Salaries Improves

Growth in wages and salaries for the province improved in 2010, but was still below results of 2007 and 2008. Nationally, growth outpaced New Brunswick's result of 3.7%.

Increases were reported in 14 of 15 industries for New Brunswick with the strongest impact from professional and personal services, manufacturing, and finance, real estate and company management. The decrease was in the agriculture, forestry, fishing and hunting sector.


Wages and Salaries
Canada
N.B.
% Change
8
6
4
2
0
-2
6.6
4.3
6.4
5.7
4.5
6.5
-0.02
2.4
4.0
3.7
2006
2007
2008
2009
2010
Source: Statistics Canada

Weekly Earnings Growth Slows

Growth in average weekly earnings for New Brunswick increased 1.4% in 2010, slowing from a high of 5.1% in 2007. Nationally, the increase was 3.5% in 2010, up from 1.6% in 2009.

At $761.70, the province's weekly earnings represented 89.3% of the Canadian average of $853.19.

Provincial weekly earnings ranged from $320.49 in accommodation and food services to $1,058.31 in professional, scientific and technical services.



Average Weekly Earnings (2010) - N.B.
Top 5
Professional, scientific & technical services
1,058.31
Public administration
1,039.17
Information & cultural industries
1,022.72
Finance & insurance
921.97
Construction
905.27
Lowest 5
Other services
608.70
Administrative & support, etc.
608.14
Arts, entertain. & rec.
490.55
Retail trade
481.00
Accom. & food
320.49
0
200
400
600
800
1,000
1,200
Source: Statistics Canada
Dollars

Retail Trade Exceeds $10.5 Billion

In 2010, New Brunswick's retail trade surpassed $10.5 billion; growth of 4.9% was an improvement compared to 0.7% in 2009.

This industry accounts for over 7% of provincial GDP.

Higher sales were reported in nine of 11 subsectors with motor vehicle and parts dealers, gasoline stations and general merchandise stores leading the way (in dollar terms).

The national increase (+5.5%) was stronger than the provincial result.



Retail Trade
Canada
N.B.
10
5
0
-5
% Change
6.4
6.2
5.9
6.2
3.7
6.5
-2.9
0.7
5.5
4.9
2006
2007
2008
2009
2010
Source: Statistics Canada

Manufacturing Sales Recover

New Brunswick manufacturers benefited from improved conditions in 2010 as sales rose 21.2% to $17.2 billion; a similar level was last reported in 2008.

Sales of non-durable goods and durable goods each increased by over 20%.

While manufacturing sales for Canada improved, the increase was not as pronounced as that for New Brunswick.

The manufacturing sector represents 11% of provincial GDP.


Manufacturing Sales
Canada
N.B.
30
20
10
0
-10
-20
-30
% Change
1.1
-3.4
-0.7
6.2
-0.8
13.9
-17.7
-20.5
8.9
21.2
2006
2007
2008
2009
2010
Source: Statistics Canada

Wood Product Sales Accelerate

New Brunswick's wood product manufacturers saw growth for the first time since 2004.

Sales, which hit a 14-year low in 2009, rose 17.7% to $915.4 million in 2010.

Wood products industries represent less than 2% of New Brunswick's GDP.


Wood Product Manufacturing Sales - N.B.
30
20
10
0
-10
-20
-30
% Change
-13.0
-21.3
-13.4
-10.8
17.7
2006
2007
2008
2009
2010
Source: Statistics Canada

Housing Starts Active

Following a 17.6% plunge the previous year, provincial housing starts rebounded in 2010 to reach 4,101 units, a 16.5% increase over the 2009 level.

Improved economic conditions also saw Canada's housing market strengthen, with housing starts jumping 27.4%.



Housing Starts
Canada
N.B.
40
20
0
-20
-40
% Change
0.8
3.2
0.4
3.8
-7.6
0.8
-29.4
-17.6
27.4
16.5
2006
2007
2008
2009
2010
Source: Statistics Canada

Capital Investment Continues to Decline

Capital investment in New Brunswick declined 1.4% to $5.8 billion in 2010. Investment in the public sector increased 24.5% while the private sector decreased 10.4%.

Higher investment in housing, provincial administration and educational services couldn't offset lower investment in utilities, mining and oil and gas extraction, and information and cultural industries.

Nationally, capital investment rose 10.3%.



Private and Public Investment - N.B.
Private
Public
6
4
2
0
$ Billions
4.46
1.22
4.79
1.24
5.04
1.50
4.39
1.52
3.93
1.90
2006
2007
2008
2009
2010*
Source: Statistics Canada
*Preliminary

Mining Production Picks Up

In 2010, the overall value of mineral production reached $1.2 billion, a 4.9% increase over 2009.

A rebound in potash demand was largely responsible for the improvement as non-metallic mineral production grew by 38.3% for the year.

Metallic mineral production fell 7.0% in 2010 due to declines in lead, silver and zinc.

The mining and oil and gas extraction industry represents about 1% of provincial GDP.



Mining Production - N.B.
% Change
80
60
40
20
0
-20
-40
69.7
0.1
-0.2
-28.4
4.9
2006
2007
2008
2009
2010*
Sources: Statistics Canada
* Natural Resources Canada

Farm Cash Receipts Fall

New Brunswick's farm cash receipts fell 1.8% in 2010 to $487.5 million; the decrease followed two years of increases. Crop receipts declined 1.7% while livestock receipts were up 0.6%. There was a similar overall drop nationally (-1.7%).

The agriculture industry represents less than 2% of provincial GDP and in 2010 employed 5,800, a decline of 17.1% from 2009.



Farm Cash Receipts - N.B.
% Change
8
4
0
-4
4.8
-0.6
3.6
5.2
-1.8
2006
2007
2008
2009
2010
Source: Statistics Canada

Transportation Strengthens

Transportation and warehousing employment rose 2.2% to 18,900 in 2010. Gains for couriers and messengers, and transit and ground passenger transportation were dampened by a loss in truck transportation.

This sector represents over 5% of provincial GDP.

Cargo tonnage at the port of Saint John exceeded 30 million metric tonnes for the first time. As well, a record 205,890 cruise ship passengers visited the port.

Airports serving the three largest centres reported increases in the number of passengers and declines in aircraft movements.


Employment in Transportation - N.B.
22
21
20
19
18
17
16
Thousands
19.8
18.8
19.9
18.5
18.9
2006
2007
2008
2009
2010
Source: Statistics Canada

ICT Challenged

Employment in the information and communication technologies sector (ICT) fell 6.0% in 2010, mainly due to a loss in computer systems design employment.

ICT accounts for 4% of provincial GDP.

The customer contact sector has over 100 sites that employ approximately 16,500 people throughout the province.


Employment in ICT* - N.B.
10
8
6
4
2
0
Thousands
7.4
8.8
7.6
8.4
7.9
2006
2007
2008
2009
2010
*Information and Communication Technologies
Source: Statistics Canada

New Brunswick Annual Indicators

New Brunswick Annual Indicators (as of April 29, 2011)							
					% Change		
Indicators	2007	2008	2009	2010	2007-08	2008-09	2009-10
Labour							
Population 15 Years and Over ('000)	608.1	610.7	613.9	616.8	0.4	0.5	0.5
Labour Force ('000)	386.1	392.6	394.2	392.5	1.7	0.4	-0.4
Employment ('000)	357.1	359.1	359.5	356.1	0.6	0.1	-0.9
Full-time ('000)	299.8	302.5	302.3	301.7	0.9	-0.1	-0.2
Part-time ('000)	57.3	56.6	57.3	54.4	-1.2	1.2	-5.1
Goods-producing Industries ('000)	81.3	79.7	80.6	79.8	-2.0	1.1	-1.0
Service-producing Industries ('000)	275.8	279.4	278.9	276.3	1.3	-0.2	-0.9
Unemployment ('000)	29.0	33.5	34.6	36.4	15.5	3.3	5.2
Participation Rate (%)	63.5	64.3	64.2	63.6	...	...	...
Employment Rate (%)	58.7	58.8	58.6	57.7	...	...	...
Unemployment Rate (%)	7.5	8.5	8.8	9.3	...	...	...
Average Weekly Earnings ($)	707.80	730.83	751.04	761.70	3.3	2.8	1.4
Wages and Salaries ($M)	12,098.3	12,879.6	13,189.3	13,678.1	6.5	2.4	3.7
Employment Insurance Beneficiaries (#)	41,036	40,930	47,007	46,571	-0.3	14.8	-0.9
Consumers							
Retail Trade ($M)	9,407.5	10,017.9	10,092.7	10,591.6	6.5	0.7	4.9
New Motor Vehicle Sales (units)	37,293	39,522	35,274	38,776	6.0	-10.7	9.9
New Motor Vehicle Sales ($M)	1,077.6	1,076.9	1,061.9	1,231.5	-0.1	-1.4	16.0
Food Services and Drinking Places ($M)	846.6	891.3	938.7	973.4	5.3	5.3	3.7
Consumer Price Index (2002=100)	111.3	113.2	113.5	115.9	1.7	0.3	2.1
Housing							
Housing Starts (units)	4,242	4,274	3,521	4,101	0.8	-17.6	16.5
Residential Building Permits ($M)	559.8	590.0	575.1	570.8	5.4	-2.5	-0.7
MLS® Residential Sales (units)	8,161	7,555	7,003	6,702	-7.4	-7.3	-4.3
Business							
Manufacturing Sales ($M)	15,649.2	17,820.6	14,161.1	17,170.1	13.9	-20.5	21.2
Foreign Exports ($M)	11,182.5	12,808.2	9,901.8	12,661.5	14.5	-22.7	27.9
Non-residential Building Permits ($M)	405.3	523.8	573.2	562.5	29.2	9.4	-1.9
Industrial and Commercial ($M)	338.8	382.1	272.0	292.3	12.8	-28.8	7.5
Institutional and Government ($M)	66.6	141.7	301.1	270.2	112.9	112.5	-10.3
Wholesale Trade ($M)	5,094.8	5,293.1	5,486.1	5,843.9	3.9	3.6	6.5
Mining Production ($M)	1,540.2	1,537.0	1,100.4	1,154.6	-0.2	-28.4	4.9
Farm Cash Receipts ($M)	455.8	472.0	496.6	487.5	3.6	5.2	-1.8
Sawn Lumber Production ('000 m^3)	3 349.0	2 408.2	1 933.5	2 383.1	-28.1	-19.7	23.3
Demographics							
Population (July 1) (#)	745,515	746,902	749,324	751,755	0.2	0.3	0.3
Natural Increase (July 1-June 30) (#)	704	490	301		...	...	...
Net Migration (July 1-June 30) (#)	683	1,932	2,130		...	...	...

... not applicable

MLS® is a registered trademark of the Canadian Real Estate Association.

Sources: Statistics Canada, Natural Resources Canada and Canadian Real Estate Association.

Major Investment Projects

Projects valued at $20 million or more that have been announced, are underway or have been completed.

Disclaimer: Project details are obtained from public sources. Every effort has been made to ensure a comprehensive and accurate listing.

Major Investment Projects for New Brunswick					
Industry	**Project**	**Location**	**Value ($M)**	**Start**	**End**
Mining	Mine - Potash Corporation of Saskatchewan	Sussex	1,700	2008	2012
Utilities	Nuclear power plant refurbishment - NB Power (original budgeted value)	Point Lepreau	1,000	2006	2012
Transportation	Route 1 Gateway	Southern N.B.	580	2010	2013
Transportation	Route 8 Marysville-Nashwaak bypass	York County	124	2008	2014
Utilities	Wind farm - Acciona Wind Energy Canada	Lamèque	115	2010	2011
Health	Shannex retirement communities	Fredericton, Quispamsis and Riverview	112	2008	2010
Utilities	Kent Hills wind farm expansion - TransAlta	Albert County	102	2010	2010
Manufacturing	Irving Oil refinery	Saint John	99	2010	2011
Public Administration	Justice centre	Saint John	95	2009	2012
Entertainment	Casino - Sonco Gaming NB Ltd.	Moncton	90	2008	2010
Public Administration	CFB Gagetown	Oromocto	83	2009	2011
Communications	Bell Aliant - FibreOP™	Urban areas	80	2009	2010
Transportation	Princess Margaret Bridge	Fredericton	78	2010	2011
Transportation	One Mile House interchange	Saint John	75	2008	2012
Transportation	Port expansion	Belledune	75	2009	2011
Manufacturing	Irving Oil refinery maintenance turnaround	Saint John	72	2010	2010
Transportation	Route 7 Welsford bypass	Queens County	65	2009	2012
Education	Fitness and research centre - UNB	Fredericton	62	2008	2011
Public Administration	Justice centre	Moncton	59	2009	2011
Utilities	Sewage treatment plant	Saint John	52	2009	2011
Mining	Exploration - SWN Resources Canada Inc.	Southern N.B.	49	2010	2013
Public Administration	Research centre upgrade - Biological Station	St. Andrews	45	2008	2012
Education	Public-private partnership (P3) for two schools	Moncton and Rexton	44	2009	2010

Major Investment Projects (continued)

Projects valued at $20 million or more that have been announced, are underway or have been completed.

Disclaimer: Project details are obtained from public sources. Every effort has been made to ensure a comprehensive and accurate listing.

Major Investment Projects for New Brunswick					
Industry	**Project**	**Location**	**Value ($M)**	**Start**	**End**
Education	NBCC	Saint John	44	2009	2011
Public Administration	Office building	Fredericton	42	2008	2011
Public Administration	Southeast Regional Correctional Centre	Shediac	40	2009	2011
Health	Hospital expansion	Saint John	38	2008	2011
Public Administration	Convention centre and parking garage	Fredericton	37	2008	2011
Education	CCNB	Edmundston	35	2009	2011
Manufacturing	Moosehead Breweries	Saint John	35	2010	2010
Manufacturing	Lake Utopia Paper	Charlotte County	33	2010	2010
Transportation	Saint John Harbour Bridge	Saint John	33	2010	2011
Education	UNB	Saint John	32	2010	2011
Utilities	Dam and reservoir	Moncton	31	2009	2012
Recreation	Grant-Harvey Centre	Fredericton	30	2010	2011
Recreation	Multiplex sports facility	Quispamsis	25	2009	2011
Mining	Exploration - Apache Canada	Southern N.B.	25	2010	2011
Recreation	Stadium	Moncton	24	2008	2010
Education	Crandall University	Moncton	24	2009	2011
Health	York Care Centre	Fredericton	22	2008	2010
Health	Nursing home	Grand Falls	22	2009	2010
Recreation	YMCA	Fredericton	22	2010	2011
Health	Nursing home	Caraquet	21	2009	2010
Mining	Xstrata Zinc Brunswick Mine	Bathurst area	20	2010	2010
Housing	Harbourfront Residences	Saint John	20	2010	2011

Maps of New Brunswick

Population Distribution, N.B. Counties



Restigouche
Gloucester
Madawaska
Victoria
Northumberland
Kent
Carleton
York
Sunbury
Queens
Westmorland
Albert
Kings
Saint John
Charlotte
Population, 2010
More than 100,000
70,000 to 99,999
40,000 to 69,999
30,000 to 39,999
25,000 to 29,999
Less than 25,000
SOURCE: Statistics Canada, Demography Division

Population % Change, N.B. Counties



Restigouche
Gloucester
Madawaska
Victoria
Northumberland
Kent
Carleton
York
Sunbury
Queens
Westmorland
Albert
Kings
Saint John
Charlotte
Population per cent change, 2006-2010
5.0% or more
0.1% to 4.9%
0.0% to -2.9%
-3.0% to -4.9%
-5.0% or less
SOURCE: Statistics Canada, Demography Division

Maps of New Brunswick

Distribution of N.B. Seniors (65+ years) by County


Restigouche
Gloucester
Madawaska
Victoria
Northumberland
Distribution of Seniors
(65+ yrs), 2010
More than 15.0%
10.0% to 14.9%
5.0% to 9.9%
3.0% to 4.9%
0.0% to 2.9%
Kent
Carleton
Westmorland
York
Sunbury
Queens
Albert
Kings
Saint John
Charlotte

SOURCE: Statistics Canada, Demography Division

Unemployment Rate, N.B. Economic Regions and Urban Areas


Region 310*
Bathurst
Edmundston
Miramichi
Region 350*
Unemployment Rate, 2010
15.0% or more
9.0% to 14.9%
7.0% to 8.9%
6.9% or less
Region 310*
Region 320*
Fredericton
Region 340*
Moncton
Region 340*
Region 330*
Region 330*
Saint John
Economic Regions*
Region 310 – Campbellton-Miramichi
Region 320 – Moncton-Richibucto
Region 330 – Saint John-St. Stephen
Region 340 – Fredericton-Oromocto
Region 350 – Edmundston-Woodstock
* Excludes Urban Areas

SOURCE: Statistics Canada, Labour Force Survey